EXHIBIT 99.1

Novagen Ingenium Inc. NOVZ		OTC-Markets

Contact; Tel;	Micheal Nugent +61 438158688	FOR IMMEDIATE RELEASE 20 August 2018
Cell; Email;	310 994 7988 mnugent@novageningenium.com

NOVAGEN DEVELOPS STATIC ALTERNATIVE POLARITY SWITCH PLATE FOR AmerYcan™ Y ENGINE

NOVAGEN INGENIUM – Engine Division

Gold Coast, Australia, Novagen Ingenium Inc. (OTC-Markets: NOVZ) today announced the development of a key component to be used in the AmerYcan Y engine with permanent magnets as the power source.

The development team, (primarily Micheal Nugent and Patrick Greene) have been working with permanent magnets as a primary power source for the AmerYcan Y engine configuration for several years under the strict guide of “accepted science”. A model of the AmerYcan Y engine fitted with permanent magnets has been built and fitted to a test vehicle for a showcase test drive as soon as possible.

Novagen’s Opposing Piston Divaricate Cylinder Y engine (now branded as the AmerYcan™ Engine) which is under patent application has been under ongoing development and secondary patent applications are now on foot with the company’s patent attorneys. Ongoing development with crankshaft and connecting rod componentry, firing order timing and auxiliary operating components created a position whereby the company is filing patent applications for unique invention claims.

The new development named Static Alternative Polarity Switch Plate will be submitted for patent protection this week prior to the showcase demonstration to be announced in the near future.

Micheal Nugent, as principal inventor, completed his discipline with Cummins Diesel and has worked with some of the most successful engineering companies in the world.

Patrick Greene, as a qualified mechanic has been working with Novagen since inception and was part of the Y engine development think tank pre-patent.

The AmerYcan™ Engine as a multi-bank engine proposes new efficiencies derived from the latest geometric configuration with 9 cylinders producing 18 power pulses per cycle.

# # #

1

About Novagen Ingenium Inc.

Novagen Ingenium, Inc. (OTC-Markets: NOVZ) is an industrial company which is engaged in the development and commercialization of new design geometric configuration engines, precision engineering services and industrial supply services including vehicle and labor supply to the transport industry.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Novagen’s reports filed with the Securities and Exchange Commission. Novagen undertakes no duty to update these forward-looking statements.

2